Exhibit 21.1

STEM, INC.
SUBSIDIARIES OF REGISTRANT
The Registrant, Stem, Inc., a Delaware corporation, has no parent
The following are subsidiaries of the Registrant
(as of April 28, 2021)

Subsidiary Name	Country or state of incorporation
Generate-Stem LCR, LLC	Delaware
Logan Energy Storage ULC	Canada
Rollins Road Acquisition Company	Delaware
Saturn Energy Storage 1 LLC	Delaware
Saturn Energy Storage 2 LLC	Delaware
Saturn Energy Storage 3 LLC	Delaware
Saturn Energy Storage 4 LLC	Delaware
SCF 1, LLC	Delaware
Stem Canada US Holdings, Inc.	Delaware
Stem Energy Canada ULC	Canada
Stem Energy Holdings, LLC	Delaware
Stem Energy Southern California, LLC	Delaware
Stem Equipment Finance, LLC	Delaware
Stem Finance SPV II, LLC	Delaware
Stem Finance SPV III, LLC	Delaware
Stem Finance SPV IV, LLC	Delaware
Stem Finance SPV V ULC	Canada
Stem Finance SPV VI ULC	Canada
Stem Operations Canada ULC	Canada
Stem Operations, LLC	Delaware